SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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     First Trust/Gallatin Specialty Finance and Financial Opportunities Fund
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                (Name of Registrant as Specified in Its Charter)


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                   (Name of Person(s) Filing Proxy Statement)

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PRESS RELEASE

SOURCE: First Trust/Gallatin Specialty Finance and Financial Opportunities Fund

FIRST TRUST/GALLATIN SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND BOARD APPROVES CONFLUENCE INVESTMENT MANAGEMENT LLC AS NEW INVESTMENT SUB-ADVISOR. FUND WILL ENTER INTO INTERIM SUB-ADVISORY AGREEMENT AND CHANGE ITS NAME.

LISLE, IL -- (BUSINESS WIRE) -- July 29, 2008 -- First Trust/Gallatin Specialty Finance and Financial Opportunities Fund (the "Fund") (NYSE: FGB) today announced that its Board of Trustees has voted to approve Confluence Investment Management LLC ("Confluence") as investment sub-advisor to the Fund, following the resignation of Gallatin Asset Management, Inc. The Fund will enter into an interim sub-advisory agreement among the Fund, First Trust Advisors L.P. ("FTA"), and Confluence, as investment sub-advisor which will be effective on August 1, 2008.

 The Fund also announced today that it will change its name to First Trust Specialty Finance and Financial Opportunities Fund which will be effective on or about August 8, 2008. After the name change, the Fund will continue to trade under the same ticker symbol, "FGB."

A meeting of FGB shareholders to vote on a proposal to approve the new sub-advisory agreement with Confluence is expected to be scheduled on or before December 1, 2008. Any solicitation of proxies by FGB in connection with this shareholder meeting will only be made pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission ("SEC") under applicable federal securities laws. There can be no assurance that the necessary percentage of the shareholders of FGB will vote to approve Confluence as new investment sub-advisor.

FGB is a non-diversified, closed-end management investment company that seeks to provide a high level of current income and, as a secondary objective, attractive total return. The Fund seeks to achieve its objectives by investing at least 80% of its managed assets in a portfolio of securities of specialty finance and other financial companies that the investment sub-advisor believes offer attractive opportunities for income and capital appreciation. Under normal market conditions, the Fund concentrates its investments in securities of companies within industries in the financial sector.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $32 billion as of June 30, 2008, through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchange-traded funds.

Confluence is a newly-formed investment advisor registered with the SEC pursuant to the Investment Advisers Act of 1940. The investment professionals at Confluence have over 50 years of aggregate portfolio management experience. Confluence's professionals have invested, on behalf of their clients, in a wide range of specialty finance and other financial company securities during various


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market cycles in their attempt to provide attractive risk-adjusted returns to their clients.

In connection with the solicitation of proxies, the Fund will file a proxy statement. Because the proxy statement will contain important information, FGB's shareholders are urged to read it carefully when it becomes available. When filed with the SEC, the proxy statement will be available free of charge at the SEC's website, www.sec.gov. FGB's shareholders will also be able to obtain copies of these documents and other transaction-related documents, when available, by calling FTA toll-free at 800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Contact:

First Trust/Gallatin Specialty Finance and Financial Opportunities Fund
(to be renamed First Trust Specialty Finance and Financial Opportunities Fund on or about August 8, 2008)

Press Inquiries:      Jane Doyle, 630-241-8775
Analyst Inquiries:    Jeff Margolin, 630-915-6784
Broker Inquiries:     Jeff Margolin, 630-915-6784